Exhibit 3.2

ENGLISH TRANSLATION OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ANCHIANO THERAPEUTICS LTD. (the “Company”)

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Chapter One - General

1.	Introduction

1.1	Each of the terms set forth below shall, in these Articles, bear the meaning set out opposite it:

Law -	the provisions of any law applying in the State of Israel.

Administrative Proceeding -	a proceeding according to Chapter H-3 (imposition of financial sanctions by the Securities Authority), H-4 (imposition of administrative enforcement measures by the Administrative Enforcement Commission) or I-1 (conditional arrangement for avoiding the implementation of proceedings or termination of proceedings, which are subject to conditions) of the Securities Law, 5728-1968, as amended from time to time.

Companies Law -	the Companies Law, 5759-1999, or any other provision of Law replacing the same.

Securities Law, 5728-1968 -	the Securities Law, 5728-1968, or any other provision of Law replacing the same.

Business Day -	a day on which most of the banks in Israel are open for transaction of business.

Writing -	printing or any other form of printing words including documents that have been transmitted in writing by fax, cable, telex, e-mail, computer or any other electronic means of communication, that creates or enables the creation of a copy and/or print-out of the document.

Securities -	as defined in Section 1 of the Securities Law.

Incompetent -	a person declared to be incompetent pursuant to the Legal Capacity and Guardianship Law, 5722-1962.

Companies Ordinance -	the Companies Ordinance (New Version) 5743-1983, or any other provision of Law replacing the same.

Simple Majority -	a majority of more than one half of the votes of the shareholders entitled to vote and who have voted, personally or by proxy or by means of a voting warrant, except for abstentions.

Articles -	the articles of association of the Company as presently framed or duly modified from time to time, either expressly or under any Law.

Companies Regulations-	regulations that have been promulgated by virtue of the Companies Law and/or the Companies Ordinance.

Securities Regulations -	regulations that have been promulgated by virtue of the Securities Law.

Related Company -	a corporation that directly or indirectly controls the Company and/or any other corporation that is, directly or indirectly, controlled by such corporation and/or a corporation that is controlled, directly or indirectly, by the Company.

Registered Shareholder-	a shareholder registered in the Company’s register of shareholders.

Unregistered Shareholder-	a shareholder who is not registered in the Company’s register of shareholders.

1.2	In these Articles, the reference to any organ or officeholder is to those of the Company.

1.3	In the absence of any other provision on the subject and save where the subject matter or the context is inconsistent, the provisions of Sections 3-10 of the Interpretation Law, 5741-1981, will, mutatis mutandis, similarly apply to the interpretation of the Articles.

Unless otherwise provided in this clause, words and expressions contained in the Articles shall bear the meaning ascribed thereto in the Companies Law, and in the absence thereof in the Companies Law, then the meaning ascribed thereto in the Companies Regulations, and in the absence thereof, the meaning ascribed thereto in the Securities Law, and in the absence thereof, the meaning ascribed thereto in the Securities Regulations, and in the absence thereof, the meaning ascribed thereto in any other Law, save where such meaning is inconsistent with the context in which such word or expression appears, or the purpose of the relevant provision contained in the Articles.

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Reference herein to any provision of Law that has been amended or repealed shall be regarded as valid as if it were part of these Articles, unless such provision is invalidated as a result of such amendment or repeal.

The provisions hereof are in addition to and do not supersede the provisions prescribed in the Companies Law. In the event of any of the provisions hereof being contrary to that permitted by Law, such provisions will be interpreted to the extent possible in consistency with such provisions of Law.

2.	Public company

The Company is a public company.

3.	Purpose of the Company

The purpose of the Company is to engage in any lawful business.

4.	Limitation of liability

The liability of each of the shareholders in the Company is limited to pay the full amount of the sum that it undertook to pay at the time of the allotment, in respect of the shares allotted to it.

5.	Amendment of the Articles

Save as otherwise prescribed in relation to any particular provision of these Articles, the Company may alter or replace any of the provisions hereof by resolution that will be adopted by the general meeting by simple majority.

6.	Charitable Contributions

The Company may make donations even if the same falls outside the framework of business considerations.

Chapter Two - Share capital of the Company

7.	Share capital

7.1	The registered share capital of the Company is 100,000,000 ordinary shares, registered in name, with no par value each (“Share”, “Ordinary Share”, “Shares” or “Ordinary Shares”, as appropriate). Each Share confers the right to receive notices of and to participate and vote in the general meetings. A shareholder has one vote for every fully paid Share that he holds. All the Shares shall rank pari passu in relation to the amounts of equity paid or credited as paid on account of their par value, in all matters relating to a dividend, the distribution of bonus shares and any other distribution, repurchase and participation in the distribution of the Company’s surplus assets upon liquidation.

7.2	The provisions of these Articles with respect to shares shall similarly apply to other securities that will be issued by the Company, mutatis mutandis.

8.	Issuance of Shares and other securities

8.1	No pre-emption right - The existing shareholders of the Company shall have no right of pre-emption, preferential right or any other right to acquire securities of the Company. The Board of Directors may, at its absolute discretion, first offer securities of the Company to all or some of the existing shareholders.

8.2	Redeemable securities - The Company may issue redeemable securities that confer rights and are subject to terms as shall be determined by the Board of Directors.

8.3	Commissions - The Company may pay a commission to any person (including underwriting fees) in consideration of underwriting, marketing or distribution services of the Company’s securities, either absolutely or conditionally, on such conditions as will be determined by the Board of Directors. The payments mentioned in this paragraph may be paid in cash or in securities of the Company, or partly in one and partly in the other.

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8.4	The Board of Directors may provide for differences among the holders of the securities of the Company in relation to the terms of allotment of the Company’s securities and the rights attached thereto and may vary such conditions, including a waiver of part thereof. The Board of Directors may further issue to the securities holders demands for unpaid sums in respect of the securities that they hold.

8.5	Unless otherwise provided by the terms of allotment, any payment on account of a share will first be credited on account of the par value and only thereafter on account of the premium on any share.

8.6	A shareholder shall not be entitled to his rights as shareholder, including a dividend, unless he has fully paid the amounts under the terms of the issuance, with the addition of interest, linkage and expenses, if any, and all unless otherwise determined in the terms of the allotment.

8.7	The Board of Directors may forfeit and sell, re-allot or otherwise dispose of any security for which the full amount has not been paid, as they decide, including for no consideration.

8.8	Save for the rights and obligations that are excepted by these Articles or which by Law are granted to or imposed on any former holder of a security, the forfeiture of a security shall nullify at the time of forfeiture, any right in, or claim or demand against, the Company, in relation to the security.

9.	Register of shareholders of the Company and issuance of share certificates

9.1	The secretary of the Company, or any person who has been appointed by the Board of Directors of the Company, shall be responsible for maintaining the register of shareholders and the register of material shareholders. A shareholder shall be entitled to receive from the Company, free of charge, within two months of the allotment or registration of the transfer (unless the terms of issuance state otherwise) one certificate or a number of certificates as resolved by the Company for all the shares of a certain class that are registered in his name, denoting the number and class (if any) of the shares and any other detail the Board of Directors shall deem to be important. In the event of a share that is held jointly, the Company shall not be bound to issue more than one certificate to the joint holders, and the delivery of any such certificate to any one of the joint holders shall be deemed to be delivery to all.

9.2	The Board of Directors may close the registers of the shareholders for up to an aggregate period of 30 days in any year.

9.3	Each certificate shall bear the seal or stamp of the Company or its printed name and the signature of two of the following persons: the general manager, the chief financial officer and the secretary of the Company; or the signature of any such other person who will have been appointed by the Board of Directors for such purpose.

9.4	The Company is entitled to issue a new certificate in place of a certificate that was issued and lost or defaced or destroyed, on receipt of proof and indemnity as required by the Company, after payment of any such amount as determined by the Board of Directors. The Company may, pursuant to a resolution of the Board of Directors, replace existing certificates with new ones, without payment, subject to the conditions that will be determined by the Board of Directors.

9.5	Where two or more persons are registered as joint holders of a share, each of them shall be entitled to acknowledge the receipt of dividend or other payments in respect of the said share, and such acknowledgement will be binding on all the holders of that share.

9.6	The Company may recognize a trustee as holder of a share and issue a share certificate in the trustee’s name provided the trustee will have given notice of the identity of the beneficiary of the trust. The Company shall not be bound or required to recognize any equitable or contingent right or a future right or partial right or any other right in respect of any such share, other than the absolute right of the registered shareholder of each share, unless on the basis of a judicial order or pursuant to the requirements of any Law.

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10.	Transfer of Shares of the Company

10.1	Shares of the Company may be transferred.

10.2	The transfer of Shares that are registered in the Shareholder Register will not be recorded in the name of a registered shareholder, unless an original signed transfer deed (the “Transfer Deed”) has been submitted to the Company, unless otherwise determined by the Company’s Board of Directors. A Transfer Deed will be drawn up in the following format or in best approximation thereof or in another format approved by the Board of Directors.

Instrument of Share Transfer

I, the undersigned ______________I.D./corporate no. ___________________

of ___________________ (the “Transferor”)

transfer to _____________________ I.D./corporate no. ___________________

of__________________________ (the “Transferee”)

In consideration of the sum of NIS ___________

(in words____________New Shekels) paid to me for ______ shares of par value_______ NIS each, marked with the numbers ___________to __________, (inclusive) of the Company _____________Ltd., (the “Company”) to be held by the Transferee, the administrator of his estate and by his successors on the conditions on which I held the same at the time of the execution hereof and I, the Transferee, agree to take the said shares on such conditions, and subject to these the Articles of the Company, from time to time.

IN WITNESS WHEREOF we have signed this _____ day of ___________ ___.

Name and signature of the Transferor:__________________

Name of the lawyer witness to the signature: __________________

Name and signature of the Transferee:_______________

Name of the lawyer witness to the signature: __________________

The transfer of Shares that have not been fully paid, or of Shares on which the Company has a lien or a pledge, will not take effect, unless approved by the Board of Directors, which is entitled, at its sole discretion and without providing reasons therefore, to decline to record such transfer.

The Board of Directors may reject the transfer of such Shares and may also condition the transfer of such Shares upon the undertaking by the transferee, in the amount and in the manner to be determined by the Board of Directors, to repay the liabilities of the transferor in respect of the Shares or the liabilities with respect to which the Company has a lien or a pledge on the Shares.

10.3	The transferor will continue to be deemed the holder of the Transferred Shares until the name of the transferee is recorded in the Company’s Shareholder Register.

10.4	The Transfer Deed will be submitted at the registered office of the Company to be recorded, together with the certificates of registration (if issued) of the Shares that are to be transferred and any other evidence that may be required by the Company regarding the proprietary right of the transferor in the Shares or his right to transfer them.

10.5	A joint shareholder who wishes to transfer his right in the Share but is not in possession of the Share certificate will not be required to attach the Share certificate to the Transfer Deed, provided that the Transfer Deed specifies that the transferor is not in possession of the Share certificate pertaining to the Share in which the right is being transferred and that the Transferred Share is jointly held by others, whose details are provided.

10.6	The Company may require the payment of a fee for the recording of the transfer in an amount or at a rate as shall be determined by the Board of Directors from time to time.

10.7	Upon the passing away of the holder of Shares in the Company, the Company shall recognize the custodians or the estate administrator, the executor of the will, or in the absence of these the legal heirs of the shareholder, as the exclusive parties eligible to the Shares of the shareholders, this after receiving proof of such eligibility, as shall be determined by the Board of Directors.

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10.8	If a shareholder who passes away held Shares jointly with others, the Company will recognize the surviving party as the holder of said shares, unless all joint holders of the Share notified the Company in writing prior to the passing away of any of them of their wish not to apply the provisions of this Article; nevertheless, this will not suffice to exempt the heir of a joint shareholder from any obligation that would have been required of the joint shareholder had he not passed away.

10.9	A person who acquires a right in Shares in his capacity as custodian, estate administrator, heir of a shareholder, receiver, liquidator or trustee in the bankruptcy of a shareholder or under another provision of the Law, is entitled, subject to providing proof of his right as shall be required by the Board of Directors, to be registered as the shareholder or to transfer them to another person, subject to the provisions of the Articles with respect to transfer.

10.10	A person who acquires a right to a Share as a result of its transfer by virtue of Law, shall be entitled to a dividend and to the other rights pertaining to the Share and shall also be entitled to receive and give receipts for a dividend or other payments made in connection with the Share, but shall not be entitled to receive notices in respect of the Company’s general meetings (to the extent that such right exists), and to participate or vote therein in connection with that Share or to use any right conferred by the Share, except as stated above, until he is registered in the Shareholder Register.

11.	Bearer share certificate

The Company will not issue bearer share certificates.

12.	Lien on shares

12.1	The Company shall have a first charge and right of lien on all shares that are not fully paid up and registered in the name of each shareholder and on the proceeds of sale thereof (whether or not they have matured for payment), in relation to monies which have been demanded or which shall become payable on a fixed date for such share. The Company shall have a first lien on all the shares (other than fully paid up shares) registered in the name of a shareholder as security for the monies due from him, or his assets, whether solely or jointly with others. Such lien shall also apply to dividends declared from time to time in respect of these shares.

12.2	The Board of Directors may, in order to exercise any such charge or lien, sell the shares that are, in whole or in part, subject to the lien in any manner they may deem fit, but no sale shall be made until notice in writing is given to such shareholder concerning the Company’s intention to sell the shares and such sums have not been paid within fourteen days of the notice. The net proceeds of any such sale, after payment of costs of the sale, shall be used to pay the debts or the liabilities of the shareholder and the balance (if any) shall be paid to him.

12.3	If a sale of shares is made in order to enforce a charge or lien by the apparent exercise of the powers conferred above, the Board of Directors is entitled to register them in the Shareholder Register in the name of the purchaser, and the purchaser shall not be bound to check the legality of the proceedings or the manner in which the proceeds of the sale have been used. After the said shares have been registered in the Shareholder Register in the purchaser’s name, no person shall have any right to challenge the validity of the sale.

13.	Changes to the share capital

The general meeting may decide to take any of the following actions at any time, provided that such resolution of the general meeting is passed by a simple majority:

13.1	Increase of the registered share capital

To increase the registered share capital of the Company, whether or not all of the Shares registered at such time have been issued. The increased share capital will be divided into Shares conferring ordinary rights, preference rights, deferred rights or other special rights (subject to the special rights of an existing class of Shares) or subject to the conditions and restrictions relating to a dividend, repurchase, voting or other conditions, as directed by the general meeting in its resolution to increase the registered share capital. This is all subject to the provisions of Section 46B of the Securities Law, which provides that the capital of a company whose Shares are listed for trade on the stock exchange for the first time will comprise a single class of shares.

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13.2	Amendment of rights

13.2.1	Whenever the share capital is divided into different classes, the Company shall be entitled, subject to a resolution being passed at the shareholders’ meeting by simple majority, unless otherwise provided by the terms of issuance of the Shares of the same class, to amend the rights conferred by any class of the Company’s Shares, provided that the written consent of all the holders of Shares of such class has been obtained or that the resolution was approved in a general meeting of the holders of Shares of such class, by a simple majority or - if otherwise provided in the terms of issuance of a specific class of Company Shares - as provided in the terms of issuance of such class of Shares. All being subject to the provisions of Section 46B of the Securities Law, which determines that the capital of a company whose shares are listed for trade on the stock exchange for the first time will comprise a single class of shares.

13.2.2	The rights conferred upon the holders or the owners of a class of Shares, whether issued with ordinary rights or with preference rights or with other special rights, shall not be deemed to have been amended by the creation or the issuance of other Shares conferring the same rights, or the amendment of the rights attached to existing Shares, unless otherwise provided in the terms of issuance of such Shares.

13.3	Consolidation and re-division of the share capital

The Company will be allowed to consolidate and re-divide its share capital, in whole or in part, into Shares with a higher or lesser par value than that set out in the Articles. In the event that, as a result of the consolidation, certain shareholders remain with fractional Shares, the Board of Directors shall be entitled, subject to obtaining the approval of the general meeting in a resolution on the consolidation of capital as stated above:

13.3.1	To sell all the fractions, and for that purpose to appoint a trustee in whose name the Share certificates that include the fractions will be issued, who will sell them, and the proceeds, net of commissions and expenses, will be divided among those eligible. The Board of Directors shall be entitled to decide that shareholders that are entitled to proceeds in an amount that is less than a specified sum determined by it, will not receive proceeds from the sale of the fractions as above, and their share in the proceeds will be divided among the shareholders that are entitled to proceeds in an amount that exceeds the specified sum so determined, in proportion to the share of the proceeds to which they are entitled;

13.3.2	To issue to each shareholder with respect to which the consolidation and re-division results in a fractional Share, Shares of the class of Shares existing prior to the consolidation, fully paid, in such number which after consolidation of the fraction will suffice for one whole Share, and such allotment will be considered to be valid shortly before the consolidation;

13.3.3	To determine that shareholders shall not be entitled to receive a consolidated Share in respect of the fraction of a consolidated Share resulting from the consolidation of half or less of the number of Shares whose consolidation creates one consolidated Share, and shall be entitled to receive a consolidated Share in respect of the fraction of a consolidated Share resulting from the consolidation of more than half of the number of Shares whose consolidation creates one consolidated Share.

In the event that an action pursuant to paragraphs 13.3.2 or 13.3.3 above requires the allotment of additional Shares, these shall be paid in the manner applicable to the payment of bonus shares. Consolidation and re-division as above will not be deemed as the amendment of the rights attaching to the Shares to which the consolidation and re-division relate.

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13.4	Cancellation of registered share capital that has not been allotted

To cancel registered share capital that has not yet been allotted, provided that the Company has no obligation to allot such Shares.

13.5	Division of share capital

To divide the share capital of the Company, in whole or in part, into Shares with a lesser par value than that stipulated in the Articles by dividing all or part of the Company’s Shares at the same time.

Chapter Three - General Meetings

14.	Powers of the general meeting

14.1	Matters falling within the power of the general meeting

Resolutions of the Company on the following matters shall be adopted by the general meeting:

14.1.1	Amendment of the Articles.

14.1.2	The exercise of powers by the Board of Directors, provided the general meeting has determined by simple majority of the votes of the shareholders entitled to vote and who have voted, that the Board of Directors is constrained from exercising its powers and also that the exercise of any of its powers are essential for the proper management of the Company.

14.1.3	Approve actions and transactions requiring the approval of the general meeting pursuant to the provisions of Sections 255 and 268 to 275 of the Companies Law.

14.1.4	Any resolution which pursuant to Law or the Articles is to be adopted by resolution of the general meeting.

14.1.5	Any power that is conferred on the general meeting by Law.

14.2	Power of the general meeting to transfer powers among the bodies

The general meeting may, by simple majority of the votes of the shareholders who are entitled to vote and who have voted, take powers that are conferred upon any other body and transfer the powers that are conferred on the general manager to the Board of Directors, all for a specific matter or for a specific period of time that shall not exceed the time that is required in the circumstances.

15.	Notice of a general meeting

The Company is not obligated to give notice of a general meeting to the shareholders registered in the register of shareholders, other than as required by Law.

The notice of a general meeting will specify the time and place of the convening of the meeting, its agenda, a summary of the proposed resolutions and any details required by Law.

16.	Discussion at general meetings

16.1	Quorum

The discussion at a general meeting shall not commence unless a quorum is present at the time of the discussion. Two shareholders who are present in person or by proxy, and which hold or represent at least twenty five percent (25%) of the voting rights in the Company, shall constitute a quorum. In determining a quorum, a shareholder or his representative, who also serves as the proxy of other shareholders, shall be deemed as two or more shareholders, in accordance with the number of shareholders represented by him.

16.2	Adjournment of the general meeting in the absence of a quorum

If half an hour has elapsed from the time set for the meeting and a quorum is not present, the meeting shall be adjourned to the following business day, at the same time and place, or to a different date, as shall be determined by the Board of Directors in a notice to the shareholders. The Company shall announce the adjournment of the meeting and the date of the adjourned meeting in an immediate report.

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If a quorum is not present at the adjourned meeting, as stated above, a minimum of one shareholder, whether present in person or by proxy, shall be deemed as constituting a quorum, unless the meeting was convened at the request of shareholders.

16.3	Chairman of the general meeting

The Chairman of the Board of Directors shall chair every general meeting, and in his absence, anyone appointed for this purpose by the Board of Directors. In the absence of a Chairman, of if the Chairman fails to appear at the meeting after 15 minutes have elapsed from the time set for the meeting, the shareholders who are present at the meeting shall elect as chairman one of the Company’s directors or officers who are present at the meeting, or if no director or officer is present at the meeting or all have declined to chair the meeting, shall elect one of the attending shareholders, or any of the attending officers, to chair the meeting.

The chairman of the meeting shall not have an additional or a casting vote.

The decision of the chairman of a general meeting that a resolution has been passed unanimously or by a certain majority or has been rejected and the minutes of the general meeting signed by the chairman constitute prima facie proof of that fact.

17.	Shareholders voting

17.1	Majority – Resolutions at a general meeting shall be adopted by a simple majority, unless another majority is required by Law. The majority will be determined by a count of votes, each Share conferring one vote upon its holder.

17.2	Ownership confirmation – An Unregistered Shareholder is required to provide to the Company confirmation of ownership at least two business days prior to the date of the general meeting. The Company is entitled to waive such requirement.

17.3	Voting by an incompetent person – An incompetent person may vote only through a trustee, a natural custodian or another legal custodian. These persons may vote in person or by proxy.

17.4	Voting by joint holders of a Share – In the event that two or more shareholders jointly hold a share, one of them shall vote, whether in person or by proxy. If more than one of the joint holders wishes to participate in a vote, only the primary joint holder may vote. For this purpose, the primary joint holder will be the person whose name appears first in the Shareholder Register.

17.5	The manner of voting and the counting of the votes will be in accordance with the provisions of the Companies Law. A resolution shall be adopted in a general meeting if it has received the majority required therefor by Law or the provisions of these Articles.

18.	Appointment of a voting proxy

18.1	Voting by proxy

A shareholder may appoint a proxy to participate and vote in his place, whether at a particular general meeting or generally at the Company’s general meetings, provided that a letter of authorization concerning the appointment of the proxy is delivered to the Company at least two business days prior to the date of the general meeting, unless the Company waives this requirement. A proxy is not required to be a shareholder of the Company.

If the letter of authorization does not refer to a particular general meeting, then a letter of authorization that has been deposited before one general meeting shall also be valid for subsequent general meetings.

The above shall also apply to a shareholder that is a corporation, which appoints a person to participate and vote on its behalf in the general meeting.

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18.2	Format of the letter of authorization

The letter of authorization shall be signed by the shareholder or by a person authorized for such in writing, and if the appointer is a corporation, the letter shall be signed in a manner that is binding upon the corporation. The Company is entitled to demand the receipt of a written confirmation, to its satisfaction, of the authority of the signatories to bind the corporation. The letter of authorization shall be drawn up in the format set out ’below. The Company Secretary or the Company’s Board of Directors shall be entitled, at their discretion, to accept a letter of authorization in a different format, provided that the changes are immaterial. The Company shall only accept an original letter of authorization or a copy of the letter of authorization, provided that it has been confirmed by a notary or by a lawyer admitted in Israel.

Instrument of proxy

[Name of the Company]

[Address of the Company]	Date: _______________

Dear Sir/Madam,

Re: Annual/special general meeting of ___________________ (the “Company”)

That will be held on ____________________ (the “Meeting”)

I, the undersigned _____________, I.D. no./registered no. _________________ of _________________ Street, being the registered owner of _________________ (*) ordinary shares of NIS_________ par value each, hereby empower _________________ I.D.(**) _______________ and/or _________________ I.D.(**) _______________ and/or _________________ I.D.(**) _______________ to attend and vote in my name and on my behalf at the above Meeting and at any adjourned meeting of the Company/at any general meeting of the Company, until I notify you otherwise.

____________

Signature

(*)	A registered shareholder may grant a number of proxies, each relating to a different number of the Company’s shares that he holds, provided he shall not grant proxies for a number larger than that which he holds.

(**)	In the case of a proxy not holding an Israeli I.D., the passport number and the country of issue should be inserted where appropriate.

18.3	Validity of the letter of authorization

The voting under a letter of authorization shall be valid even if prior to such vote the appointer passes away, or becomes incompetent, or becomes bankrupt, or in the case of a corporation - is liquidated, or has canceled the letter of authorization, or has transferred the Share with respect to which it was given, unless a written notice of such occurrence is received at the registered office of the Company before the meeting.

18.4	Disqualification of letters of authorization

Subject to the provisions of any Law, the Company Secretary may, in his discretion, disqualify letters of authorization if there is reasonable concern that these have been forged or have been given with respect to Shares for which other letters of authorization were issued.

19.	Voting by written proxy

In accordance with these Articles and with the provisions of the Companies Law and the regulations promulgated thereunder, the shareholders of the Company are entitled to vote at general meetings of the Company on all issues with respect to which the possibility of voting by written proxy is required by Law as well as on issues with respect to which the Company’s Board of Directors may choose, from time to time, to allow voting by written proxy.

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Chapter Four - Board of Directors

20.	Appointment of directors and termination of service

20.1	Number of Directors – The number of directors of the Company shall be no less than three (3) and no more than eleven (11) (including external directors), unless otherwise resolved by the general meeting.

20.2	Directors with expertise in the Company’s field of operations – Until the date on which the Company conducts a public offering and registration for trade of its shares or ADRs on a stock exchange in the United States, in accordance with the United States Securities Act of 1933, as amended, the Board of Directors of the Company shall, at all times, include at least two (2) directors with expertise in the Company’s field of operations, whereby each such director shall be appointed by a majority of the members on the Board of Directors serving at that time, excluding members of the Board of Directors appointed on behalf of Clal Biotechnology Industries Ltd. (“CBI”) as stated in Section 20.3 below.

20.3	Directors on behalf of CBI – Until the date on which the Company conducts a public offering and registration for trade of its shares or ADRs on a stock exchange in the United States in accordance with the United States Securities Act of 1933, as amended, as long as CBI holds 5% or more of the Company’s issued and outstanding share capital on a fully diluted basis, CBI shall have the right, but not the obligation, to appoint two (2) directors to the Company’s Board of Directors, with each director being appointed by a majority of the members on the Board of Directors serving at that time, provided that opposition to the appointments may be made only for reasonable cause, excluding the members of the Board of Directors appointed as stated in Section 20.2 above or by virtue of this Section 20.3.

20.4	Appointment and Replacement of Directors at the Annual Meeting

20.4.1	The directors shall be elected at every annual meeting and shall serve in office until the end of the following annual meeting, and for as long as no annual meeting has been convened, unless their office shall be vacated prior to such time in accordance with the provisions of these Articles. The directors who are elected shall take office commencing from the end of the meeting at which they were elected, unless a later date is specified in the resolution of their appointment.

20.4.2	The general meeting may, at any time by simple majority, dismiss a director, and it may resolve, at that time, to appoint another person in his place. The director whose dismissal is on the agenda of the meeting shall be given a reasonable opportunity to present his position to the meeting.

20.4.3	At every annual meeting, the directors appointed at the previous annual meeting shall be deemed to have retired from office. A retiring director may be re-elected. Notwithstanding the foregoing, in the event that no directors were appointed at the annual meeting, the directors currently serving shall continue to do so.

20.4.4	A special meeting of the Company may appoint directors to the Company in place of directors whose office has been terminated and also in any event that the number of the members of the Board of Directors shall be less than the minimum number specified in the Articles or by the general meeting. In addition, a special meeting of the Company may terminate the tenure of a director subject to the provisions of the Companies Law.

20.4.5	The provisions of Sections 20.2.1 - 20.2.4 above shall not apply to the appointment and the continuation in office of external directors, in respect of whom the provisions of the Companies Law shall apply.

20.4.6	Subject to the provisions of Law with regard to the expiration of the tenure of a director, but notwithstanding Section 230 of the Companies Law, the tenure of a director shall not be terminated except as set forth in this chapter.

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20.5	The Appointment of Directors by the Board of Directors – The Board of Directors may appoint an additional director or additional directors to the Company, whether for the purpose of filling an office which has been vacated for any reason or whether in the capacity of an additional director or additional directors, provided that the number of the directors shall not exceed the maximum number of the members of the Board of Directors. Each director so appointed shall serve in office until the first annual meeting held after his appointment. These directors may be re-elected by a simple majority of the general meeting, unless their tenure was terminated by the Board of Directors or by the general meeting.

20.6	Date of Commencement of Tenure as a Director – The elected directors shall take office commencing from the end of the general meeting at which they were elected or on the date of their appointment by the Board of Directors as stated in Section 20.3 above, as the case may be, unless a later date shall be determined in the resolution regarding their appointment.

20.7	Alternate Director – Subject to the provisions of Law, a director may, from time to time, appoint for himself an alternate director (“Alternate Director”), remove such Alternate Director, and also appoint another Alternate Director in place of an Alternate Director whose office has been vacated for any reason, whether for a particular meeting or permanently.

20.8	Director’s Proxy – Subject to the provisions of Law, each director and each Alternate Director may appoint a proxy to participate in and to vote, instead of them, at any meeting of the Board of Directors or of a committee of the Board of Directors. Such an appointment may be general or for the purpose of a single meeting or several meetings. Should a director or an Alternate Director be present at such a meeting, the proxy may not vote instead of the director who appointed him. Such an appointment shall be in effect in accordance with that stated therein or until the cancellation thereof by the appointer. A director or Alternate Director of the Company may serve as such a proxy.

20.9	Continuation of the Board of Directors’ activity after termination of the tenure of a director – If the office of a director is vacated, the remaining directors may continue to act as long as their number has not fallen below the minimum number required in these Articles or by the general meeting. If the number of directors falls below the above number, the remaining directors may act solely to convene a general meeting of the Company.

20.10	Meetings held by communication and not convened – At a meeting convened by any means of communication, it shall be sufficient if all the directors who are entitled to participate in the discussion and in the vote can hear one another simultaneously.

The Board of Directors may pass resolutions without actually convening, provided that all the directors who are entitled to participate in the discussion and vote on the matter of the proposed resolution have agreed not to convene to discuss such matter. Resolutions so passed will be documented in minutes of the resolutions, including the resolution not to convene, and be signed by the Chairman of the Board of Directors. A resolution passed in accordance with this paragraph shall be valid for all purposes as if it had been passed at a meeting of the Board of Directors, duly convened and held.

20.11	Fees of Board of Directors’ members – Subject to the provisions of the Companies Law, the Company may pay directors remuneration for performing their duties as directors.

21.	Chairman of the Board of Directors

21.1	Appointment – The Board of Directors shall elect one of its members to serve as Chairman of the Board of Directors and shall, in the resolution of the appointment, determine the period for which he will hold office. Unless otherwise provided by the resolution of his appointment, the Chairman of the Board of Directors shall hold office until another is appointed in his stead or until his service as Chairman shall be terminated by the Board of Directors or until he ceases to serve as director, whichever is the earliest. If the Chairman of the Board ceases to serve as a director of the Company, the Board of Directors shall appoint a new Chairman.

21.2	Absence of casting vote – In the event of a tie vote on a resolution of the Board of Directors, the Chairman of the Board or the person who has been appointed to preside over the meeting shall have no additional vote.

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22.	Acts of the Directors

22.1	Convening of Board of Directors meetings

Every notice of a meeting of the Board of Directors may be given orally or in writing, provided the notice shall be given a reasonable time before the time appointed for the meeting. Notwithstanding the foregoing, in urgent cases and with the consent of a majority of the directors, the Board of Directors of the Company may convene for a meeting without notice.

Such notice shall be given in writing, by fax, e-mail or other means of communication, all to the address or fax number, e-mail address or address to which notices may be sent by other means of communication, as appropriate, and as conveyed by the director to the Company upon his appointment, or by notice in writing to the Company thereafter. Notice of meetings of the Board of Directors shall include all the business which is on the agenda, in reasonable detail.

No notice shall be sent to an Alternate Director or proxy who has been appointed unless the director has given notice that he wishes the notice to be sent to him also.

22.2	Quorum – The quorum for meetings shall be a majority of the members of the Board of Directors, who are not prevented by Law from attending the meeting, or such other quorum as shall be fixed by the Board of Directors by a majority of its members from time to time.

22.3	Validity of the acts of the directors in case of an incompetent director – Subject to any Law, all the acts that have been done in good faith at a meeting of the Board of Directors or by a committee of the Board of Directors or by any person acting as director shall be valid notwithstanding if it be susbequently discovered that there was some defect in the appointment of any such director or person so acting or that they or any of them were disqualified, as if every such person had been duly appointed and was qualified to be a director.

22.4	Committees of the Board of Directors

Subject to the provisions of the Companies Law, the Board of Directors may appoint committees of the Board and may also delegate to such committees any of its powers.

The committees of the Board shall report to the Board on a regular basis its resolutions or recommendations. Resolutions or recommendations of Board committees requiring Board approval shall be submitted to the directors, a reasonable time before discussion by the Board. The Board of Directors may revoke a resolution of a committee appointed by it, but such revocation shall not affect the validity of any resolution of a committee pursuant to which the Company shall have acted with respect to any other person who did not know of such revocation.

23.	Validity of acts and approval of transactions

23.1	Subject to the provisions of any Law, all acts done by the directors or by a committee of the directors or by any person acting as director, or as a member of a committee of the Board, or by the general manager, as appropriate, shall be effectual even if it is subsequently discovered that there was some defect in the appointment of the Board of Directors, the Board committee, the director being a member of the committee or the general manager, as applicable, or that any of such officeholders were disqualified from holding office.

23.2	Subject to the provisions of the Companies Law:

23.2.1	No officer shall be disqualified from holding office in the Company by reason of the holding shares of the Company or being an office holder of the Company or of any other corporation, including a corporation of which the Company is an interested party, or which is a shareholder of the Company. No officeholder shall similarly be disqualified from acting as such in the Company by reason of his entering into or following the engagement of any such corporation mentioned above in any agreement with the Company on any matter in any manner whatsoever.

23.2.2	The service of a person as officeholder of the Company shall not disqualify him or his relative or another corporation that is an interested party therein from entering into any contract with the Company in transactions in which the officeholder has a personal interest in any way.

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23.2.3	An officeholder shall be entitled to attend and vote at discussions with regard to the approval of transactions or acts in which he has a purported personal interest, as detailed in paragraphs 23.2.1 and 23.2.2 above.

23.3	Subject to the provisions of the Companies Law, a general notice to the Board of Directors by the officeholder or controlling shareholder of the Company regarding his/its personal interest in any particular entity, detailing that personal interest, shall constitute sufficient disclosure by the officeholder or controlling shareholder to the Company regarding his/its personal interest, for the purpose of entering into any transaction with such entity that is not an extraordinary transaction.

Chapter Five - Officeholders, Secretary, Internal Auditor and Auditor

24.	General Manager

24.1	The Board of Directors may, from time to time, appoint a general manager for the Company and may appoint more than one general manager. The Board may also at any time dismiss or replace the general manager as it deems fit, subject to the terms of any contract between him and the Company. The general manager shall be responsible for the ongoing management of the Company’s affairs in the framework of the policy that has been set by the Board, and subject to its directions.

24.2	The general manager shall have all the managerial and executive powers that have been conferred upon him by Law or by these Articles or by any other body of the Company, subject to any Law and except those powers which have been transferred from him to the Board. The general manager shall be subject to the supervision of the Board of Directors.

24.3	The general manager may, with the approval of the Board, delegate any of his powers to another person who is subordinate to him; such approval may be general and given in advance.

24.4	Without derogating from the provisions of the Companies Law and any Law, the general manager shall submit reports to the Board of Directors on such matters, at such times and to such extent as shall be determined by the Board, either by specific resolution or in the framework of the Board procedures.

24.5	The general manager will promptly notify the Chairman of the Board of any irregular matter that is material to the Company, and if there is no Chairman of the Board or he is constrained from fulfilling his duties, the general manager shall give notice thereof to all members of the Board of Directors.

24.6	The general manager may from time to time appoint officeholders of the Company (other than directors and a general manager) for such permanent, temporary and special duties as the general manager shall deem fit, and may similarly terminate the services of one or more of such persons, at any time.

25.	Internal auditor

25.1	The Board of Directors of the Company will appoint an internal auditor in accordance with the proposal of the audit committee.

25.2	The Chairman of the Board of Directors will be the supervisor within the Company’s organization over the internal auditor.

25.3	The internal auditor will submit to the audit committee a proposal for the annual or periodic work program, such program to be approved by the audit committee with such changes as it deems appropriate.

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26.	Secretary

The Board of Directors may appoint a secretary for the Company on such conditions as it deems fit and appoint an under-secretary and define the scope of their duties and powers. The general manager or the person empowered by him in such respect shall, if no secretary shall have been appointed for the Company, fulfill the duties that are prescribed for the secretary according to any Law, these Articles or by resolution of the Board, and, in the absence of a general manager, such duties shall be performed by the person who will have been appointed in such respect by the Board of Directors.

The secretary of the Company shall be responsible for all the documents that are kept at the registered office of the Company, and shall maintain the registers that the Company maintains by Law.

27.	Auditor

27.1	Subject to the provisions of the Companies Law, the general meeting may appoint an auditor for a period exceeding one year, as will be determined by the general meeting.

27.2	The Board of Directors will determine the remuneration of the Company’s auditor for audit activities as well as for additional non-audit-related services, unless otherwise directed by the Company in general meeting.

Chapter Six – Maintaining and Distribution of Share Capital

28.	Distribution and allocation of dividends and bonus shares

A resolution by the Company to distribute a dividend, bonus shares, or any other distribution, including a distribution that does not meet the profit criterion set by the Companies Law, and the terms thereof, will be approved by the Company’s Board of Directors.

29.	Dividend and bonus shares

29.1	Right to a dividend or bonus shares

A dividend or bonus shares shall be distributed to those who are registered in the Company’s Shareholder Register on the date of the resolution to make the distribution or on another date that shall be specified in such resolution.

29.2	Payment of the dividend

29.2.1

The Board of Directors may, in its discretion, decide that the dividend shall be, fully or partly, paid in cash, or by way of distribution of assets in kind, including securities or otherwise.

The Board of Directors may, prior to deciding on the distribution of a dividend, set aside any amounts out of retained earnings, as it shall see fit, to a general fund or a reserve fund for the distribution of a dividend, the distribution of bonus shares or any other purpose, as shall be determined by the Board of Directors in its discretion.

Until use is made of the above funds, the Board of Directors may invest the amounts set aside as above and the monies of the funds in any investment, as it shall see fit, may manage such investments, may change them, or may use them for any other purpose, and shall be entitled to divide the reserve fund into special funds and to use each fund or a part thereof for the business of the Company, without holding it separately from other assets of the Company, all in the discretion of the Board of Directors and on such terms as it shall determine.

29.2.2	Manner of payment

Unless otherwise determined in the resolution on the distribution of the dividend, any dividend may be paid net of the tax applicable under any Law, by a check to the payee only, which will be sent by registered mail to the address of record of the shareholder entitled thereto, or by bank transfer. Any such check will be made to the order of the person to whom it is being sent. A dividend in kind will be distributed as shall be determined in the distribution resolution.

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In the case of registered joint holders, the check shall be sent to the shareholder whose name appears first in the Shareholder Register in relation to the joint holding.

The sending of the check to a person whose name, or in the case of joint holders the name of one of the joint holders, appears in the Shareholder Register on the record date as the holder of a Share, shall be deemed as a release in connection with all the payments made in respect of that Share.

The Company may decide that checks below a certain amount will not be sent, and the amounts of dividend that would have been payable, as above, shall be deemed as an unclaimed dividend.

The Company may set off from the amount of the dividend to which a shareholder is entitled any debt of the shareholder to the Company, whether it has matured or not.

29.2.3	Unclaimed dividend

The Board of Directors may invest any dividend that is not claimed within one year of its declaration or otherwise use it for the benefit of the Company, until it is claimed. The Company shall not be required to pay interest or linkage on an unclaimed dividend.

At the end of one year from the date of payment of any unclaimed dividend, the Company shall be entitled to use such unclaimed dividend for any purpose whatsoever and the shareholder who is entitled to such unclaimed dividend shall not have any claim in this respect.

29.3	Capitalization of earnings to funds and distribution of bonus shares

29.3.1	Funds – The Board of Directors may, in its discretion, set aside into special capital reserves any amount out of the retained earnings of the Company or from the revaluation of its assets, or its proportionate share in the revaluation of the assets of its affiliates, and determine the purpose of such reserves. The Board of Directors may also cancel such reserves.

29.3.2	Distribution of bonus shares – Subject to the provisions of the Companies Law, the Board of Directors may decide to allot bonus shares and to turn into share capital part of the Company’s earnings, as defined in Section 302(b) of the Companies Law, from share premium or from any other source within its equity, as stated in its most recent financial statements, in an amount that shall be determined by the Board of Directors and which will not fall below the par value of the bonus shares.

Bonus shares that have been allotted will be deemed as having been paid-up.

Having decided on the allotment of bonus shares, the Board of Directors shall be entitled to decide that the Company will transfer to a special fund that will be designated for the future distribution of bonus shares, such amount that, turned into share capital, would be sufficient to allot to any person who, at such time and for any reason, holds a right to purchase Shares in the Company (including a right that may be exercised only at a later date) the bonus shares to which he would have been entitled had he exercised the right to purchase the Shares shortly before the record date for the eligibility for the bonus Shares (in this Section: the “Record Date”). In the event that, subsequent to the Record Date, the holder of said right exercises his right to purchase the Shares or a part thereof, the Company will allot him the number and par value of bonus shares to which he would have been entitled had he exercised his right to purchase the shares that he had purchased in practice, shortly before the Record Date. The bonus shares will entitle their holders to participate in the distribution of dividends starting on the date that shall be determined by the Board of Directors. For the purpose of determining the amount that is to be transferred to the above special reserve, any amount that has been previously transferred to this reserve in respect of prior distributions of bonus shares shall be deemed as an amount that has been capitalized and out of which Shares have been allotted that entitle the holders of the right to purchase Shares to receive bonus shares.

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For purposes of the distribution of bonus shares, the Board of Directors may settle, as it sees fit, any difficulty that may arise and make adjustments, including the decision not to distribute fractional Shares, the issuance of certificates for a cumulative amount of fractional Shares, the sale of the fractions and the payment of their consideration to those that are entitled to receive the fractional bonus shares, and to decide that payments to the shareholders will be made in cash, or that fractions with a value less than a specified amount (and if not specified, less than NIS 50) shall not be taken into account in performing such adjustments.

30.	Acquisition of the Company’s securities

The Company may acquire its own securities, and may, in such a case, cancel the same.

Chapter Seven – Exculpation, Indemnity and Officeholders’ Insurance

31.	Release of officeholders

The Company may exculpate, in advance and retroactively, an officeholder from his liability, in whole or in part, due to damage following breach of the duty of care to the Company, to the maximum extent permitted by any Law. Notwithstanding the above, the Company is not entitled to exculpate a director in advance from his liability to the Company due to a breach of the duty of care with respect to a distribution, or in connection with a resolution or transaction in which a controlling shareholder or an officeholder of the Company (including any officeholder other than the one for whom an exculpation letter is granted) has a personal interest.

32.	Indemnification of officeholders

The Company may indemnify officeholders of the Company to the maximum extent permitted by any Law. Without derogating from the generality of the foregoing, the following provisions shall apply:

32.1	The Company may indemnify an officeholder of the Company on account of a liability or expense imposed upon him or which he incurred following an act which he carried out in his capacity as an officeholder of the Company, as set forth below:

32.1.1	Financial liability that was imposed upon him in favor of another person pursuant to a judgment, including a compromise judgment or an arbitrator’s award approved by a court;

32.1.2

Reasonable litigation expenses, including attorneys’ fees paid by an officeholder following an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding, and which ended without the filing of an indictment against him and without any financial obligation being imposed on him as an alternative to a criminal proceeding, or which ended without the filing of an indictment against him but with the imposition of a financial obligation as an alternative to a criminal proceeding for an offense which does not require proof of mens rea or in connection with a financial sanction; in this section –

a)    The conclusion of a proceeding without the filing of an indictment in the matter in which a criminal investigation was opened – is treated as the closing of the case under Section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (in this subsection the “Criminal Procedure Law”), or suspension of proceedings by the Attorney General pursuant to Section 231 of the Criminal Procedure Law.

b)    “Monetary Liability as an Alternative to a Criminal Proceeding” –Monetary liability imposed by Law as an alternative to a criminal proceeding, including an administrative fine under the Administrative Offenses Law, 5746-1985, a fine for an offense defined as a fineable offense under the provisions of the Criminal Procedure Law, financial sanction or ransom;

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32.1.3	Reasonable litigation expenses, including attorneys’ fees paid by the officeholder or which he was required to pay by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of mens rea;

32.1.4	A financial obligation imposed on the officeholder for the benefit of all of the parties damaged by the violation of an Administrative Proceeding, as stated in Section 52(54)(a)(1)(a) of the Securities Law;

32.1.5

Expenses incurred by an officeholder in connection with an Administrative Proceeding conducted in his regard, pursuant to Chapter H3, H4 or T1 of the Securities Law and a proceeding pursuant to Article D of Chapter Four of Part Nine of the Companies Law, as amended from time to time, including reasonable litigation expenses, and including attorneys’ fees;

32.1.6

Expenses incurred by an officeholder in connection with a proceeding under the Antitrust Law, 5748-1988 and/or in connection with it (a “Proceeding Under the Antitrust Law”), conducted regarding him, including reasonable litigation expenses, and attorneys' fees;

32.1.7	Any other liability or expense in respect of which it is permitted or shall be permitted by Law to indemnify an officeholder.

32.2	Indemnification in Advance

The Company may give an undertaking, in advance, to indemnify an officeholder of the Company in respect of any liability or expense as set forth in Section 32.1.1 above, provided that the advance indemnity undertaking shall be limited to types of events which, in the opinion of the Board of Directors, may be foreseen, in light of the Company’s actual operations at the time of the provision of the indemnity undertaking, and also to such amount or criterion as the Board of Directors has determined to be reasonable given the circumstances of the matter, and when the indemnity undertaking specifies the events which, in the opinion of the Board of Directors, may be foreseen, in light of the Company’s actual operations at the time of the provision of the undertaking, and also the amount or criterion as the Board of Directors has determined to be reasonable given the circumstances of the matter. The Company may also give an undertaking, in advance, to indemnify an officeholder of the Company in respect of any liabilities or expense as set forth in Sections 32.1.1, 32.1.3, 32.1.4, 32.1.5, 32.1.6 and 31.1.7 above.

32.3	Retroactive Indemnification

The Company may indemnify an officeholder of the Company retroactively.

32.4	Maximum indemnity

The maximum indemnity amount payable by the Company to all the officeholders who are entitled to receive indemnity, either in advance or retroactively, according to all the indemnity letters that the Company shall grant to the officeholders (including indemnity letters that it has granted to officeholders of companies in which it has holdings), if and to the extent it shall grant the same in respect of the grounds set out in paragraphs 32.1.1 - 32.1.7 above, shall not exceed, in the aggregate, the greater of 25% of shareholder equity (as reported in the Company’s last published consolidated financial statements, as of the date of each payment in respect of the commitment) and USD 40 million.

33.	Insurance of officeholders

33.1	The Company may insure officeholders of the Company, to the maximum extent permitted by any Law. Without derogating from the generality of the foregoing, the Company may engage in a contract to insure the liability of an officeholder of the Company in respect of any liability which shall be imposed on him and/or expenses incurred or to be incurred following an act carried out in his capacity as an officeholder of the Company, in any one of the following events:

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33.1.1	Breach of the duty of care to the Company or to any other person;

33.1.2	Breach of the fiduciary duty to the Company, provided that the officeholder acted in good faith and had reasonable grounds to assume that his act would not adversely affect the Company’s best interests;

33.1.3	Financial liability imposed upon him in favor of another person;

33.1.4	Financial liability imposed on the officeholder for the benefit of all of the parties damaged by the violation of an Administrative Proceeding, as stated in Section 52(54)(a)(1)(a) of the Securities Law;

33.1.5

Expenses incurred or to be incurred by an officer in connection with an Administrative Proceeding conducted in his regard pursuant to Chapter H3, H4 or T1 of the Securities Law and a proceeding under Article D of Chapter Four of Part Nine of the Companies Law, as amended from time to time, including reasonable litigation expenses, and including attorneys’ fees;

33.1.6	Expenses incurred or to be incurred in connection with a proceeding under the Antitrust Law, including reasonable litigation expenses, and including attorneys’ fees;

33.1.7	Any other event in respect of which it is permitted and/or shall be permitted by Law to insure the liability of an officeholder.

34.	Exculpation, Indemnification and Insurance – General

34.1	The provisions set forth above with regard to exculpation, indemnification and insurance are not intended to and shall not restrict the Company in any manner in its engagement in a contract with regard to the exculpation, insurance or indemnification of the following persons:

34.1.1	Persons who are not officeholders of the Company, including employees, contractors or consultants of the Company, who are not officeholders of the Company;

34.1.2

Officeholders of other companies. The Company may engage in a contract with regard to the exculpation, indemnification and insurance of officeholders of companies under its control, associated companies or other companies in which it has any interest, to the maximum extent permitted by any Law, and for this purpose, the provisions set forth above in the matter of the exculpation, indemnification and insurance of officeholders of the Company shall apply, mutatis mutandis.

34.1.3	In respect of officeholders of the Company – in a situation that such insurance and/or indemnification are not expressly prohibited by any Law.

34.2	It shall be clarified that in this Chapter, an undertaking with regard to the exculpation, indemnification and insurance of officeholders, as stated above, may remain in effect also after the officeholder has ceased to serve as an officeholder of the Company.

Chapter Eight - Merger, liquidation and re-organization of the Company

35.	Merger

Subject to any Law, the majority required to approve a merger by the general meeting or class meeting will be a simple majority.

36.	Liquidation

36.1	If the Company is liquidated, whether voluntarily or otherwise, the liquidator may, with the approval of a general meeting, distribute in kind among the shareholders parts of the Company’s assets, including determining the order of preference for the payment of the accumulated dividend and the return of the paid-up share capital and, subject to a similar approval, may deposit any part of the Company’s assets with trustees on behalf of the shareholders, as the liquidator, subject to the above approval, shall see fit.

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36.2	Subject to special rights attaching to Shares, if Shares are allotted with special rights, the Company’s Shares will rank pari passu in relation to the amounts of equity paid or credited as paid on account of their par value, in all matters relating to repurchase and participation in the distribution of the Company’s surplus assets upon liquidation.

37.	Restructuring of the Company

37.1	Upon the sale of assets of the Company, the Board of Directors, or the liquidators (in the event of liquidation), if so authorized by a resolution passed in the Company’s general meeting by a simple majority, may receive Shares paid in whole or in part, debentures or securities of another company, Israeli or foreign, whether incorporated or about to be incorporated for the purpose of acquiring the assets of the Company or a part thereof, and the directors (if the Company’s earnings so allow) or the liquidators (in the event of liquidation) may distribute among the shareholders the above Shares or securities or any other assets of the Company without exercising them or depositing them with trustees on behalf of the shareholders.

37.2	The general meeting may, subject to a resolution passed in the Company’s general meeting by a simple majority, decide on the evaluation of the above securities or assets at such price and in such manner as shall be decided by the general meeting, and the shareholders will be required to accept any evaluation or distribution authorized as above and to waive their rights in this matter, other than to the extent that the Company is pending liquidation or is in the process of liquidation, those legal rights (if any) which, pursuant to the provisions of the Law, may not be changed or may not be deviated from.

Chapter Nine - Notices

38.	Notices

38.1	A notice or any other document may be delivered to every shareholder appearing in the Company’s register of shareholders either personally or by sending it by registered mail, addressed to the address of such shareholder as recorded in the register of shareholders or to any address of which such shareholder has given notice in writing to the Company as being an address for delivery of notices or by means of publication in two newspapers in Israel, as determined by the Company.

38.2	All notices that are to be given to shareholders will be given with respect to shares held jointly, to the person whose name is referred to first in the shareholder register and any notice given in this manner shall be sufficient notice to such shareholders.

38.3	Any notice or other document that has been given or sent to the shareholder pursuant to these Articles shall be deemed to have been duly given and sent with respect to all the shares that are held by him (whether the shares are held by him alone or by him jointly with others), even if said shareholder passed away at that time, or went bankrupt, or an order was issued for his liquidation, or a trustee or liquidator or a receiver over his Shares was appointed (whether or not the Company knew about it), until another person is registered in his stead in the register as holder thereof, and such delivery or dispatch shall be deemed to be sufficient if made to any person having a right in the shares.

38.4	Any notice or other document that has been sent by the Company by mail to an address in Israel shall be deemed to have been delivered within 48 hours of the date on which the letter containing the notice or the document has been posted, or within 96 hours in the case of an address abroad, and in proving delivery it shall be sufficient to prove that the letter containing the notice or the document was properly addressed and posted.

38.5	Save to the extent required by Law, the Company shall not send to the registered shareholder notice(s) of a general meeting(s). Notice of the general meeting shall set out the place and time at which the meeting will convene, the agenda, summary of the resolutions proposed and all the details that are required by Law.

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38.6	The accidental omission to give notice regarding a general meeting or non-receipt of any notice by a shareholder of any meeting or other notice shall not cause the disqualification of a resolution adopted at such meeting or of any proceedings based on such notice.

38.7	Any shareholder and any member of the Board may waive his right to receive notices or to receive a notice at any particular time and may agree that a general meeting of the Company or meeting of the Board, as the case may be, shall convene and be held notwithstanding the fact that he has not received any notice thereof or despite the notice not having been received in the time required.

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